United Security Bancshares reports 2018 net income of $14.0 million

FRESNO, CA - January 23, 2019. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter and year ended December 31, 2018. The Company reported consolidated net income of $3,948,000, or $0.23 per basic and diluted common share, for the quarter ended December 31, 2018, as compared to $1,637,000, or $0.10 per basic and diluted common share, for the quarter ended December 31, 2017. The Company recognized net income of $14,017,000 for the year ended December 31, 2018, an increase of 62% compared to the net income of $8,640,000 recognized for the year ended December 31, 2017. Basic and diluted earnings per share increased to $0.83 for the year ended December 31, 2018, as compared to basic and diluted earnings per share of $0.51 for the year ended December 31, 2017.

Fourth Quarter 2018 Highlights (at or for the quarter ended December 31, 2018, except where noted)

▪	Net interest income after provision for credit losses increased to $9,010,000 compared to $8,096,000 for the quarter ended December 31, 2017, and decreased from $9,236,000 in the preceding quarter.

▪	Net interest margin decreased to 4.13% from 4.38% for the quarter ended December 31, 2017.

▪	Net charge-offs totaled $338,000, compared to net recoveries of $61,000 for the quarter ended December 31, 2017.

▪	Capital positions remain strong with a 12.15% Tier 1 Leverage Ratio, a 15.15% Common Equity Tier 1 Ratio; a 16.55% Tier 1 Risk-Based Capital Ratio; and a 17.8% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.66%, compared to 0.79% for the quarter ended December 31, 2017.

▪	Annualized return on average equity ("ROAE") was 14.28%, compared to 6.34% for the quarter ended December 31, 2017.

▪
Total loans, net of unearned fees, decreased to $587,814,000, compared to $602,390,000 at December 31, 2017. However total loans increased $10,216,000 during the quarter when compared to $577,598,000 reported at September 30, 2018.

▪	Other real estate owned balances remained at $5,745,000 at December 31, 2018 when compared to $5,745,000, at December 31, 2017.

▪	The allowance for credit losses as a percentage of gross loans decreased to 1.43%, compared to 1.54% at December 31, 2017.

▪	Total deposits increased to $805,643,000, compared to $687,693,000 at December 31, 2017.

▪	Book value per share increased to $6.45, compared to $6.00 at December 31, 2017.

Dennis Woods, President and Chief Executive Officer, stated: "We are pleased to report record earnings for the year ended December 31, 2018. As a result of this success, the Board of Directors of the Company increased its cash dividend again during the fourth quarter. Credit quality remains strong and we look to continue our growth and momentum into 2019."

Results of Operations

ROAE for the year ended December 31, 2018 was 13.23%, compared to 8.63% for the year ended December 31, 2017. ROAA was 1.61% for the year ended December 31, 2018, compared to 1.07% for the year ended December 31, 2017. Annualized ROAE for the quarter ended December 31, 2018 was 14.28% compared to 6.34% for the same period in 2017. Annualized ROAA was 1.66% for the quarter ended December 31, 2018, compared to 0.79% for the same period in 2017. The annualized average cost of deposits was 0.37% for the quarter ended December 31, 2018, and 0.21% for the quarter ended December 31, 2017. The increase in the cost of deposits is attributed to increases in rates paid on time deposits and money market accounts.

Net interest income after the provision for credit losses for the year ended December 31, 2018 totaled $35,676,000, an increase of $4,500,000, or 14.43%, from $31,176,000 for the same period ended December 31, 2017. The Company's net interest margin increased from 4.27% for the year ended December 31, 2017 to 4.28% for the year ended December 31, 2018. The increase in net interest margin in the period-to-period comparison was the result of higher rates on overnight funds and higher loan yields, partially offset by increasing costs of deposits. The yield on loans increased from 5.42% for the year ended December 31, 2017 to 5.57% for the year ended December 31, 2018. The increase in net interest income on a year-over-year comparison is the result of higher interest rates on loans and an increase in overnight funds and investment securities, partially offset by increasing cost of deposits. Net interest income after the provision for credit losses for the quarter ended December 31, 2018 totaled $9,010,000, an increase of $914,000 or 11.29% from the net interest income of $8,096,000 for the same period ended December 31, 2017.

Non-interest income for the year ended December 31, 2018 totaled $4,605,000, reflecting an increase of $299,000 from $4,306,000 in non-interest income reported for the year ended December 31, 2017. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $3,544,000 and $3,851,000 for the years ended December 31, 2018 and 2017, respectively. The decrease in customer service fees was partially the result of the closure of the Financial Services department and resultant decrease in non-interest income. On a year-over-year comparative basis, non-interest income increased primarily due to a $424,000 loss on the fair value of junior subordinated debentures ("TRUPs") for the year ended December 31, 2018, compared to a $882,000 loss for the same period ended December 31, 2017, offset by the decrease in customer service fees. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the year ended December 31, 2018 also includes a $171,000 gain recorded on the death benefit proceeds of bank-owned life insurance.

On January 1, 2018, the Company adopted ASU 2016-01, requiring the Company to present separately in other comprehensive income the portion of change in fair value of the TRUPs resulting from a change in the instrument-specific credit risk. In contrast, for the year ended December 31, 2017, the entire change in the fair value of TRUPs of $882,000 was recorded in earnings. For the year ended December 31, 2018, the Company has recognized a change of $392,000 on the fair value of TRUPs, of which a $424,000 loss was attributed to fluctuations in the LIBOR yield curve, and recorded in earnings, and a $32,000 gain was attributed to changes in credit risk and presented in other comprehensive income.

Non-interest income for the quarter ended December 31, 2018 totaled $1,665,000, reflecting an increase of $510,000 from the $1,155,000 in non-interest income reported for the quarter ended December 31, 2017. The increase during the period was primarily due to recording a $499,000 gain on the fair value of TRUPs for the quarter ended December 31, 2018, as compared to a $194,000 loss for the same period ended 2017. The change in the fair value of TRUPs reflected in non-interest income was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $757,000 for the quarter ended December 31, 2018, as compared to $954,000 for the quarter ended December 31, 2017. The decrease is partially attributed to the closing of the Financial Services department.

For the year ended December 31, 2018, non-interest expense totaled $20,932,000, an increase of $1,129,000 compared to $19,803,000 for the year ended December 31, 2017. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $900,000 in salary and employee benefits, $295,000 in OREO expenses, and $184,000 in professional fees, partially offset by a decrease of $61,000 in regulatory fees and a decrease of $84,000 in the loss on a tax credit partnership. The increase in salary and employee benefits is attributed to additional compensation expense related to equity awards. OREO expense for the year ended December 31, 2017 includes a $336,000 gain related to the sale of OREO. The decrease in other non-interest expenses of $299,000 includes a $121,000 recovery of workman's compensation insurance expense.

Non-interest expense totaled $5,473,000 for the quarter ended December 31, 2018, an increase of $213,000 as compared to $5,260,000 reported for the quarter ended December 31, 2017. On a quarter-over-quarter comparative basis, non-interest expense increased primarily due to increases in salary and employee benefits, partially offset by decreases in the net cost of OREO and professional fees. The increase in salary and employee benefits was primarily due to increases in employee salaries and additional compensation expense related to equity awards, partially offset by a reduction in employee incentives.

The Company recorded an income tax provision of $5,332,000 for the year ended December 31, 2018, compared to $7,039,000 for the same period in 2017. The effective tax rate for the year ended December 31, 2018 was 27.56%, compared to 44.89% for the year ended December 31, 2017. For the quarter ended December 31, 2018, the Company recorded a tax provision of $1,254,000, compared to a provision of $2,354,000 for the same period in 2017. Included in the income tax provision for 2017 is $986,000 related to the DTA revaluation as a result of the change in the corporate tax rate. The signing of the Tax Cuts and Jobs Act on December 22, 2017, reduced the Company’s federal income tax rate from 34% to 21% effective January 2018.

In an attempt to remain consistent with prior periods, provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation continues to exclude Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit loss, and gain on sale of other real estate owned (OREO). As such core net income would have been $13,171,000 for the year ended December 31, 2018, an increase of approximately 32% compared to net income of $9,948,000 for the same period in 2017. Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $127,222,000, or 15.79%, for the year ended December 31, 2018, due primarily to increases of $118,691,000 in overnight funds held at the Federal Reserve. This increase is reflective of the increase of $117,950,000 in deposits during 2018. Loan balances decreased by $13,418,000 during 2018 and investment securities increased by $24,363,000. The Company continues to review multiple loan purchase opportunities, on a flow basis, and executed a $30,000,000 letter of intent to purchase SBA loans during the year.

Total deposits increased $117,950,000, or 17.15%, to $805,643,000 during the year ended December 31, 2018. This increase was due to an increase of $114,929,000 in NOW, money market, and savings accounts and an increase of $17,600,000 in time deposits, partially offset by a decrease of $14,579,000 in noninterest bearing deposits. Total money market and savings accounts increased 36.42% to $430,491,000 at December 31, 2018, compared to $315,562,000 at December 31, 2017. Noninterest bearing deposits decreased 4.74% to $292,720,000 at December 31, 2018, compared to $307,299,000 at December 31, 2017. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $100,350,000.

Shareholders’ equity at December 31, 2018 was $109,240,000, up $7,888,000 from shareholders’ equity of $101,352,000 at December 31, 2017. The increase in equity was a result of net earnings for the period, partially offset by cash dividends.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on December 18, 2018. The dividend is payable on January 15, 2019, to shareholders of record as of January 3, 2019. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.10 per share on September 25, 2018. The dividend was payable on October 19, 2018, to shareholders of record as of October 9, 2018. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on June 26, 2018. The dividend was payable on July 19, 2018, to shareholders of record as of July 9, 2018. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.09 per share on March 27, 2018. The dividend was payable on April 19, 2018, to shareholders of record as of April 9, 2018. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a recovery of provision for credit losses of $1,764,000 for the year ended December 31, 2018, compared to a provision of $24,000 for the year ended December 31, 2017. Net loan recoveries totaled $892,000 for the year ended December 31, 2018, as compared to net recoveries of $341,000 for the year ended December 31, 2017. The Company recorded a recovery of provision for credit loss of $65,000 for the quarter ended December 31, 2018, compared to a provision for credit losses of $48,000 for the quarter ended December 31, 2017. The recovery of provision for the quarter ended December 31, 2018 is the result of improvement in historical loss factors, partially offset by loan charge-offs. Net loan charge-offs totaled $338,000 for the quarter ended December 31, 2018, as compared to net loan recoveries of $61,000 for the quarter ended December 31, 2017.

The Company's allowance for loan loss totaled 1.43% of the loan portfolio at December 31, 2018, compared to 1.54% at December 31, 2017. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at December 31, 2018 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased approximately $4,019,000 between December 31, 2017 and December 31, 2018 to $21,629,000. Nonperforming assets as a percentage of total assets increased from 2.19% at December 31, 2017 to 2.32% at December 31, 2018. The increase in nonperforming assets is mainly attributed to increases in nonaccrual loans, partially offset by paydowns on restructured loans. Nonaccrual loans increased $6,756,000 between December 31, 2017 and December 31, 2018 to $12,052,000. The increase in nonaccrual loans is isolated to one borrower, which is well-secured by real estate collateral. OREO totaled $5,745,000 at December 31, 2018 and December 31, 2017.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial

Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

NON-GAAP FINANCIAL MEASURES
This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) changes in general economic and financial market conditions, either nationally or locally, (2) changes in interest rates, (3) changes in banking laws or regulations, (4) increased competition in the Company’s market, impacting the ability to execute its business plans, (5) loss of key personnel, (6) unanticipated credit losses, (7) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (8) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (9) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2017, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2018	December 31, 2017
Assets
Cash and non-interest-bearing deposits in other banks	$28,949	$35,237
Due from Federal Reserve Bank ("FRB")	191,388	72,697
Cash and cash equivalents	220,337	107,934
Investment securities (at fair value)
Available for sale ("AFS") securities	66,426	41,985
Marketable equity securities	3,659	3,737
Total investment securities	70,085	45,722
Loans	587,933	601,351
Unearned fees and unamortized loan origination (fees) costs, net	(119)	1,039
Allowance for credit losses	(8,395)	(9,267)
Net loans	579,419	593,123
Premises and equipment - net	9,837	10,165
Accrued interest receivable	8,341	6,526
Other real estate owned	5,745	5,745
Goodwill	4,488	4,488
Deferred tax assets - net	3,174	2,389
Cash surrender value of life insurance	20,244	19,752
Investment in limited partnerships	1,911	1,601
Other assets	9,477	8,391
Total assets	$933,058	$805,836

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$292,720	$307,299
Interest-bearing	512,923	380,394
Total deposits	805,643	687,693

Accrued interest payable	57	44
Other liabilities	7,963	7,017
Junior subordinated debentures (at fair value)	10,155	9,730
Total liabilities	823,818	704,484

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,946,622 at December 31, 2018 and 16,885,615 at December 31, 2017	58,624	57,880
Retained earnings	49,942	44,182
Accumulated other comprehensive income (loss)	674	(710)
Total shareholders' equity	109,240	101,352
Total liabilities and shareholders' equity	$933,058	$805,836

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Interest Income:
Interest and fees on loans	$8,269	$8,035	$32,383	$30,817
Interest on investment securities	337	210	1,146	901
Interest on deposits in FRB	1,215	349	3,086	1,207
Interest on deposits in other banks	—	1	—	5
Total interest income	9,821	8,595	36,615	32,930

Interest Expense:
Interest on deposits	762	370	2,278	1,426
Interest on other borrowed funds	114	81	425	304
Total interest expense	876	451	2,703	1,730
Net Interest Income	8,945	8,144	33,912	31,200
(Recovery of Provision) Provision for Credit Losses	(65)	48	(1,764)	24
Net Interest Income after (Recovery of Provision) Provision for Credit Losses	9,010	8,096	35,676	31,176

Noninterest Income:
Customer service fees	757	954	3,544	3,851
Increase in cash surrender value of bank-owned life insurance	131	133	520	534
Gain (loss) on fair value of marketable equity securities	35	—	(78)	—
Gain on proceeds from bank-owned life insurance	—	—	171	—
Gain (loss) on fair value of junior subordinated debentures	499	(194)	(424)	(882)
Gain on sale of investment in limited partnership	—	—	—	3
Gain on sale of assets	—	73	29	73
Other	243	189	843	727
Total noninterest income	1,665	1,155	4,605	4,306

Noninterest Expense:
Salaries and employee benefits	2,924	2,672	11,721	10,821
Occupancy expense	1,116	1,110	4,372	4,254
Data processing	67	38	171	119
Professional fees	482	521	1,617	1,433
Regulatory assessments	82	78	330	391
Director fees	82	74	321	289
Correspondent bank service charges	14	16	63	71
Loss (gain) on California tax credit partnership	11	(9)	25	109
Net cost (gain) on operation and sale of OREO	16	107	145	(150)
Other	679	653	2,167	2,466
Total noninterest expense	5,473	5,260	20,932	19,803

Income Before Provision for Taxes	5,202	3,991	19,349	15,679
Provision for Taxes on Income	1,254	2,354	5,332	7,039
Net Income	$3,948	$1,637	$14,017	$8,640

Basic earnings per common share	$0.23	$0.10	$0.83	$0.51
Diluted earnings per common share	$0.23	$0.10	$0.83	$0.51
Weighted average basic shares for EPS	16,907,202	16,885,615	16,899,690	16,885,587
Weighted average diluted shares for EPS	16,963,797	16,906,665	16,938,772	16,904,915

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Average Balances:
Loans (1)	$577,985	$580,981	$581,221	$569,079
Investment securities – taxable	65,317	47,258	54,838	52,513
Interest-bearing deposits in other banks	—	620	—	644
Interest-bearing deposits in FRB	217,424	109,099	157,222	108,218
Total interest-earning assets	860,726	737,958	793,281	730,454
Allowance for credit losses	(8,919)	(9,215)	(9,118)	(9,067)
Cash and due from banks	29,365	24,694	27,605	22,225
Other real estate owned	5,745	5,746	5,745	5,998
Other non-earning assets	57,950	62,927	55,321	54,520
Total average assets	$944,867	$822,110	$872,834	$804,130

Interest-bearing deposits	$510,891	$397,340	$450,012	$398,554
Junior subordinated debentures	10,438	9,499	9,922	9,211
Total interest-bearing liabilities	521,329	406,839	459,934	407,765
Non-interest-bearing deposits	306,814	305,806	300,698	289,334
Other liabilities	7,027	7,028	6,253	6,871
Total liabilities	835,170	719,673	766,885	703,970
Total equity	109,697	102,437	105,949	100,160
Total liabilities and equity	$944,867	$822,110	$872,834	$804,130

Average Rates:
Loans (1)	5.68%	5.49%	5.57%	5.42%
Investment securities- taxable	2.05%	1.76%	2.09%	1.72%
Interest-bearing deposits in other banks	—%	0.64%	—%	0.78%
Interest-bearing deposits in FRB	2.22%	1.27%	1.96%	1.12%
Earning assets	4.53%	4.62%	4.62%	4.51%
Interest bearing deposits	0.59%	0.37%	0.51%	0.36%
Junior subordinated debentures	4.33%	3.38%	4.28%	3.30%
Total interest-bearing liabilities	0.67%	0.44%	0.59%	0.42%
Net interest margin	4.13%	4.38%	4.28%	4.27%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Cash and cash equivalents	$220,337	$207,300	$191,128	$165,347	$107,934
Investment securities	70,085	65,727	60,383	43,006	45,722
Loans	587,814	577,598	574,351	596,850	602,390
Allowance for credit losses	(8,395)	(8,798)	(8,425)	(9,116)	(9,267)
Net loans	579,419	568,800	565,926	587,734	593,123
Other assets	63,217	62,201	62,031	58,717	59,057
Total assets	$933,058	$904,028	$879,468	$854,804	$805,836

Non-interest-bearing	$292,720	$315,213	$281,686	$319,438	$307,299
Interest-bearing	512,923	463,670	475,277	415,178	380,394
Total deposits	805,643	778,883	756,963	734,616	687,693
Other liabilities	18,175	18,099	17,289	16,679	16,791
Total liabilities	823,818	796,982	774,252	751,295	704,484
Total shareholder's equity	109,240	107,046	105,216	103,509	101,352
Total liabilities and shareholder's equity	$933,058	$904,028	$879,468	$854,804	$805,836

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Total interest income	$9,821	$9,554	$8,437	$8,803	$8,595
Total interest expense	876	691	659	477	451
Net interest income	8,945	8,863	7,778	8,326	8,144
(Recovery of Provision) Provision for Credit Losses	(65)	(373)	(1,136)	(189)	48
Net Interest Income after (Recovery of Provision) Provision for Credit Losses	9,010	9,236	8,914	8,515	8,096

Total non-interest income	1,665	849	1,170	923	1,155
Total non-interest expense	5,473	5,143	5,318	5,000	5,260
Income Before Provision for Taxes	5,202	4,942	4,766	4,438	3,991
Provision for Taxes on Income	1,254	1,424	1,373	1,280	2,354
Net Income	$3,948	$3,518	$3,393	$3,158	$1,637

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	December 31, 2018	December 31, 2017
Commercial and industrial	$—	$212
Real estate - mortgage	389	742
RE construction & development	11,663	4,342
Total nonaccrual loans	$12,052	$5,296

Loans past due 90 days and still accruing	—	485
Restructured loans	3,832	6,084
Total nonperforming loans	$15,884	$11,865
Other real estate owned	5,745	5,745
Total nonperforming assets	$21,629	$17,610

Nonperforming assets to total gross loans	3.68%	2.92%
Nonperforming assets to total assets	2.32%	2.19%
Allowance for credit losses to nonperforming loans	52.85%	78.10%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Return on average assets	1.66%	0.79%	1.61%	1.07%
Return on average equity	14.28%	6.34%	13.23%	8.63%
Net charge-offs (recoveries) to average loans	0.23%	(0.04)%	(0.15)%	(0.06)%

	December 31, 2018	December 31, 2017
Shares outstanding - period end	16,946,622	16,885,615
Book value per share	$6.45	$6.00
Efficiency ratio (1)	53.55%	54.94%
Total impaired loans	$18,684	$14,790
Net loan to deposit ratio	71.92%	86.25%
Allowance for credit losses to total loans	1.43%	1.54%
Total capital to risk weighted assets
Company	17.80%	17.54%
Bank	17.70%	17.31%
Tier 1 capital to risk-weighted assets
Company	16.55%	16.29%
Bank	16.45%	16.06%
Common equity tier 1 capital to risk-weighted assets
Company	15.15%	14.81%
Bank	16.45%	16.06%
Tier 1 capital to adjusted average assets (leverage)
Company	12.15%	13.01%
Bank	12.16%	12.90%
(1) Efficiency ratio is defined as total noninterest expense minus net cost on operation of OREO divided by net interest income before provision for credit losses plus total noninterest income minus loss on fair value of TRUPs.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Twelve Months Ended December 31,
	2018	2017	Change $	Change %
Net income	$14,017	$8,640	$5,377	62.23%

TRUPs (1) fair value adjustment loss pretax	(424)	(882)
Reversal of provision for credit losses (2)	1,615	—
Gain on sale of other real estate owned (OREO) (3)	—	336
	1,191	(546)

Income tax effect (29% in 2018, 41% in 2017)	345	(224)
Non-core items net of taxes	846	(322)

Effect of DTA revaluation (4)	—	986

Non-GAAP core net income	$13,171	$9,948	$3,223	32.40%

(1)
TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change. The adoption of ASU 2016-01 on January 1, 2018, requires the Company to present separately in other comprehensive income the portion of change in fair value of the TRUPs resulting from a change in the instrument-specific credit risk. In 2018, the Company recognized a change of $392,000 on the fair value of the TRUPs, of which a $424,000 loss was attributed to fluctuations in the LIBOR yield curve, and recorded in earnings, and a $32,000 gain was attributed to changes in credit risk and presented in other comprehensive income. Prior to 2018, the entire change in fair value of TRUPs was recorded in earnings.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the required reserve. The recovery of provision for credit losses for $1,764,000 for the year ended December 31, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $1,615,000 and a net recovery of provision for overdrafts and unfunded loan commitments of $149,000.

(3)	Gain on sale of Other Real Estate Owned (OREO) is not part of Core Income.

(4)	This write-down is the result of the change in the corporate tax rate effective December 31, 2017 and is not part of Core Income.